Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-109887, 333-115118, 333-118907, 333-111650, 333-132459, 333-148911 and 333-150898 on Form S-3 and in Registration Statement Nos. 333-116629 and 333-109893 on Form S-8 of our report dated March 28, 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 48 “Accounting For Uncertainty in Income Taxes” on January 1, 2007, and the substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Pro-Pharmaceuticals, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 30, 2009